EXHIBIT 99


                                                               [LOGO OF ENTRUST]
PRESS RELEASE

FOR IMMEDIATE RELEASE

ENTRUST ANNOUNCES SECOND QUARTER FINANCIAL RESULTS AND SETS BREAKEVEN FOR YEAR-END 2003

    DALLAS - JULY 22, 2003 - Entrust, Inc. [NASDAQ: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended June 30, 2003.

    Entrust recorded a second quarter, 2003 net loss of $21.9 million, or $0.35 per share, compared to a Q1, 2003 net loss of $5.0 million, or $0.08 per share, and a Q2, 2002 net loss of $4.8 million, or $0.07 per share. The loss per share for the second quarter includes cash and non-cash restructuring charges and charges for the impairment to intangible assets of approximately $15.3 million, or $0.24 per share.

    Revenues were $22.4 million in the second quarter, compared to $21.7 million in Q1, 2003 and $26.5 million in Q2, 2002. Software revenue in Q2, 2003 was $8.4 million, an increase of 16 percent from the $7.2 million recorded in Q1, 2003.

    "Our second quarter was highlighted by successful execution on many fronts. We improved our overall financial performance, launched a record number of new products and improved our business model," said Bill Conner, chairman, president and chief executive officer of Entrust. "Our continued execution will allow the company to achieve breakeven by year-end."

BUSINESS METRICS:

o Software revenue grew 16% sequentially driven by the Company's classic authentication products to both Enterprise and Government. In the quarter, approximately 62% of the Company's business came from global enterprises implementing the Company's authentication and authorization solutions.

o The top five transactions accounted for 23% of Q2, 2003 revenues compared to 17% in Q1, 2003. The increase in average transaction size of the top five customers in the quarter is a return to the historical levels that the Company achieved in 2002.

o The largest transaction in the quarter involved an existing customer in the U.S. Federal government. Entrust had strength in the financial vertical, with 2 of its top 5 deals coming from marquee global banking and financial institutions. Another top five transaction involved a global TrustedPartner for a large European wireless carrier. Earlier this year, this wireless carrier successfully turned up their 3G service built on Entrust's secure identity and information solutions.

o Entrust experienced its highest quarter of support and maintenance revenue since the Company began. This is the third consecutive quarter for record support revenue, which helped drive the highest deferred revenue balance in nearly two years.

o Entrust Certificate Services recorded its highest orders in more than two years. Increasingly, customers are finding transparency, ease of administration and the quality of technical support as the critical values for Web server security.

o The average purchase size this quarter was $114,000, an increase of 24 percent from Q1, 2003 and in line with the average purchase over the last four quarters. Total software transactions were 71, which are down slightly from Q1, 2003 but within historical levels.

o Revenues from digital certificate-based Secure Desktop Applications accounted for approximately 40% of software revenue. Secure Messaging, Secure VPN and secure authentication and encryption for customer applications were the key drivers for the company's classic PKI-based solutions in the quarter.

o Secure Web Portal accounted for approximately 40% of the second quarter software revenue. Entrust GetAccess continued to show strength in the quarter as the Company continues to see additional interest in their authorization and Web single sign-on solution since the launch of the latest version, GetAccess 7.0.


FINANCIAL METRICS:

    "We successfully executed on several important financial objectives during the second quarter," said David Wagner, chief financial officer at Entrust. "We grew revenue from the first quarter, significantly lowered our financial breakeven point as a result of restructuring initiatives and improved our overall balance sheet and cash outlook."

o GLOBAL REVENUES: Total revenues rose to $22.4 million in Q2, 2003, which includes $8.4 million in software, or 37% of total revenues, and $14.1 million in services, or 63% of total revenues. The $22.4 million in revenues compares to $21.7 million in Q1, 2003 and $26.5 million in Q2, 2002.

o GROSS MARGINS: Gross margins at 61% were up one-percentage point from Q1, 2003 and down three percentage points from Q2, 2002. The increase from Q1, 2003 resulted from the higher percentage of software revenue to total revenue attained in Q2, 2003. Services margins in Q2, 2003 were roughly flat compared to Q1, 2003 but were up approximately four percentage points from Q2, 2002.

o OPERATING EXPENSES: Operating expenses of $32.9 million in the second quarter compares to $18.2 from Q1, 2003 and $21.4 million from Q2 2002. The $32.9 million of operating expense in Q2, 2003 includes approximately $12.5 million in restructuring charges and charges for the impairment to intangible assets. Operating expenses excluding restructuring and impairment charges were $20.4 million, which is an increase of $2.2 million from Q1, 2003 and a decrease of $1.0 million, or 5%, from Q2, 2002. The increase of $2.2 million from Q1, 2003 to Q2, 2003 was due to increased marketing for a customer road show and the negative impact of the exchange rate between the US and Canadian dollar.

o EARNINGS: The GAAP net loss of $21.9 million, or $0.35 per share, compares to $5.0 million net loss, or $0.08 per share in Q1, 2003 and $4.8 million, or $0.07 per share, in Q2, 2002.

o ASSET MANAGEMENT: The Company closed the quarter with $119 million in cash and marketable investments and no debt. The DSO (days sales outstanding) was 68 days, compared to 80 in Q1, 2003, and 68 in Q2, 2002.

o RESTRUCTURING CHARGES AND IMPAIRMENTS: The Company recorded restructuring charges of $11.4 million in Q2, 2003. The restructuring included charges for employee-related severance costs of approximately $4.3 million, charges of $6.7 million due to adjustments of projected sublet recoveries from future lease obligations for previously abandoned facilities, and a charge of approximately $400,000 related to new facility related restructuring charges. In addition, a $2.8 million impairment was recorded for a strategic investment made three years ago in Brazil, and for $1.1 million for the impairment of purchased product rights. The purchased product rights impairment was the result of a re-assessment of this asset due to the restructuring plan.


FINANCIAL OUTLOOK:

    For the third quarter of 2003, Entrust is currently targeting a GAAP net loss per share in a range of $0.14 to $0.11 on revenues in a range of $21.5 million to $23.5 million. The GAAP net loss per share includes between $.05 and $.06 of restructuring charges related to the plan that the Company announced in May 2003. The restructuring charge in the third quarter of 2003 is net of a positive recovery of $2.1 million due to the termination of the Marketing agreement with Zix Corporation. Entrust is targeting a third quarter cash and marketable investments position at September 30, 2003 of approximately $105 million with no debt.

    The Company has revised its estimated restructuring plan costs for the year to a total of approximately $18 million, which includes non-cash affecting charges of approximately $5 million. This represents a reduction of the cash impact of the restructuring plans by approximately $4 million from previous guidance. The Company anticipates that the remaining restructuring charges will be recorded by the end of Q3, 2003.

    The restructuring plan, when complete, is anticipated to reduce total expense to $24 million per quarter starting in Q4, 2003. This expense level represents a savings of $20 million annually or a 20% reduction from Q2, 2003 operating expense levels. The Company also said that it is targeting to be breakeven by year-end while maintaining a cash and marketable investment balance of $100 million or more.


    The Company announced that it has received notice of a demand registration from Nortel Networks pursuant to its Amended and Restated Registration Rights Agreement, dated July 29, 1998, with the Company. The demand is for the registration of the approximately 8.3 million shares of Entrust common stock that Nortel holds. The agreement and the one-time registration rights were set to expire in August of this year. The Company is currently in the process of complying with that demand.

    The Company also announced that it had extended its current stock repurchase program. Entrust's original stock repurchase program would have expired at the end of July 2003. The Company bought back approximately 2.2 million shares at an average price of $2.66 per share under the plan over the last 12 months. The extended plan permits the new purchase of up to 7.0 million shares, through September 1, 2004 and increases the total stock repurchase program to 9.2 million shares.

    Wagner added, "I am pleased with the progress the team demonstrated in the quarter to better align our company to deliver value to our customers and shareholders as we position ourselves to reach breakeven by year-end."

TECHNOLOGY AND INDUSTRY HIGHLIGHTS:


    Conner added, "Over the last 100 days Entrust has delivered a record number of products and solutions to the market. We believe these added capabilities coupled with the continued success of our classic PKI solutions positions us strongly for revenue growth and continued leadership in the security space."

o Entrust unveiled its latest Web access control solution, Entrust GetAccess(TM) 7.0, which includes a new server-based pricing model. The new Entrust solution allows enterprises and governments to extend their business activities on-line while benefiting from the built-in cost efficiencies associated with a server-based pricing model. In consultation with its customers, Entrust's new approach is tied to the frequency of transactions performed - a more accurate reflection of the value of portal applications to any organization.

o Entrust announced the commercial availability of Entrust Authority(TM)Security Manager 7.0 (Security Manager). Version 7.0 extends Security Manager's position as the leading Public-Key Infrastructure (PKI), delivering new features that enhance its interoperability across a broader range of supported applications and customer environments, while continuing to drive down the cost of deploying and administering security. The latest release of Entrust Authority Security Manager also provides customers with more flexibility to meet the specific requirements of diverse security policies - including those mandated by privacy legislation such as the Health Insurance Portability and Accountability Act (HIPAA), the Gramm-Leach-Bliley Act and the Sarbanes-Oxley Act.

o Entrust also launched the Entrust Entelligence(TM) Security Provider solution, a new thin-client security platform that enables governments and enterprises to rapidly download and deploy security for their desktop applications such as e-mail, remote access and electronic forms.

o In April, Entrust and Waveset announced a strategic alliance that leverages each company's technology and expertise to introduce a suite of tightly integrated, comprehensive identity management solutions. This alliance enabled Entrust to develop and launch its Secure Identity Management Solution, a comprehensive and cost-effective offering that allows governments and businesses to easily deploy and manage identities for a broad range of enterprise and Web applications. As committed at the announcement of the alliance, Entrust has quickly executed, delivering the commercial release of the Secure Identity Management Solution within 90 days.

o Entrust participated in an OASIS-sponsored interoperability demonstration at the 2003 Burton Catalyst Conference that showcased how user and device identities can be provisioned with Entrust(R) solutions using the Service Provisioning Markup Language (SPML). SPML is designed to offer organizations a common XML-based framework to exchange identity management requests and information both within and between enterprises.

o Entrust announced that the National Institute of Standards and Technology (NIST) and Canada's Communications Security Establishment
         (CSE) have awarded the Entrust Authority(TM) Security Toolkit for Java, Version 6.1, with the Federal Information Processing Standard 140-2 (FIPS 140-2) validation. This makes it the first Java-based application developer toolkit in the market to achieve this critical security validation.

    ENTRUST WILL HOST A LIVE TELECONFERENCE AND WEBCAST ON TUESDAY, JULY 22, AT 5:00 P.M. ET TO DISCUSS THE COMPANY'S Q2 RESULTS. THE CONFERENCE CALL IS AVAILABLE BY DIALING 1-800-814-4859. CONFERENCE AUDIO WILL ALSO BE AVAILABLE LIVE VIA WEBCAST AT A DIRECT LINK AT

HTTP://WEBEVENTS.BROADCAST.COM/CNW/ENTRUST20030722 OR THROUGH
HTTP://WWW.ENTRUST.COM/INVESTOR/CALENDAR.HTM. PLEASE LOG ON ABOUT 15 MINUTES PRIOR TO THE CALL IN ORDER TO REGISTER, DOWNLOAD AND INSTALL ANY NECESSARY AUDIO SOFTWARE. THE WEBCAST WILL BE ACCESSIBLE FOR 90 DAYS AT THE ABOVE INTERNET ADDRESSES.

    FOR THOSE UNABLE TO ATTEND THE TELECONFERENCE CALL, AN AUDIO REPLAY WILL BE AVAILABLE BEGINNING AT 7:00 P.M. ET, TUESDAY, JULY 22, THROUGH TUESDAY, JULY 29, AT 11:59 P.M. ET. THE NORTH AMERICAN REPLAY NUMBER IS 877-289-8525 AND THE INTERNATIONAL REPLAY NUMBER IS 416-640-1917. BOTH NUMBERS HAVE A PASSCODE OF 21008956#.


   THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO
ENTRUST'S PROJECTED REVENUE RANGE AND NET LOSS PER SHARE RANGE FOR THE THIRD QUARTER OF 2003, ENTRUST'S PROJECTED CASH AND MARKETABLE INVESTMENTS POSITION AT SEPTEMBER 30, 2003 AND DECEMBER 31, 2003, ENTRUST'S TARGET TO ACHIEVE BREAKEVEN BY YEAR-END 2003 AND ENTRUST'S EXPECTED PRODUCT INTRODUCTIONS AND RELATED DEVELOPMENTS IN CONNECTION WITH ITS STRATEGIC TRANSFORMATION, AND SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE UNFORESEEN OPERATING EXPENSES, ISSUES ASSOCIATED WITH REVENUE RECOGNITION, COMPETITIVE PRESSURES, LACK OF TECHNOLOGY SPENDING IN GENERAL AND THE RISK FACTORS DETAILED FROM TIME TO TIME IN ENTRUST'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING WITHOUT LIMITATION ENTRUST'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. WHILE ENTRUST MAY ELECT TO UPDATE FORWARD-LOOKING STATEMENTS IN THE FUTURE, ENTRUST SPECIFICALLY DISCLAIMS ANY OBLIGATION TO DO SO, EVEN IF ITS ESTIMATES CHANGE.

    NO PART OF THIS PRESS RELEASE SHOULD BE CONSTRUED AS CONSTITUTING AN OFFER OF ANY SECURITIES FOR SALE.

ABOUT ENTRUST


    Entrust, Inc. [Nasdaq: ENTU] is a world leader in securing digital identities and information, enabling businesses and governments to transform the way they conduct online transactions and manage relationships with customers, partners and employees. Entrust's solutions promote a proactive approach to security that provides accountability and privacy to online transactions and information. Over 1,250 enterprises and government agencies in more than 50 countries use Entrust's portfolio of security software solutions that integrate into the broad range of applications organizations use today to leverage the Internet and enterprise networks. For more information, please visit http://www.entrust.com.



ENTRUST IS A REGISTERED TRADEMARK OF ENTRUST, INC. IN THE UNITED STATES AND OTHER COUNTRIES. IN CANADA, ENTRUST IS A REGISTERED TRADEMARK OF ENTRUST LIMITED. ALL ENTRUST PRODUCT NAMES ARE TRADEMARKS OF ENTRUST. ALL OTHER COMPANY AND PRODUCT NAMES ARE TRADEMARKS OR REGISTERED TRADEMARKS OF THEIR RESPECTIVE OWNERS.


INVESTOR CONTACT:                                   MEDIA CONTACT:

David Rockvam                                       Kenneth Kracmer
Investor Relations                                  Media Relations
972-713-5824                                        972-713-5922
DAVID.ROCKVAM@ENTRUST.COM                           KENNETH.KRACMER@ENTRUST.COM

                                  ENTRUST, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   Three Months Ended                  Six Months Ended
                                                                        June 30                            June 30
                                                                   ------------------                  ----------------
                                                                2003             2002              2003              2002
                                                            -----------      -----------      -----------        ----------
                                                            (UNAUDITED)      (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
Revenues:
 License                                                   $  8,365             $11,905     $    15,577            $ 23,994
 Services and maintenance                                    14,075              14,601          28,567              30,035
                                                           --------             -------     -----------            --------
Total revenues                                               22,440              26,506          44,144              54,029
                                                           --------             -------     -----------            --------
Cost of revenues:
 Licenses                                                       913               1,023           1,680               1,965
 Services and maintenance                                     7,756               8,551          15,698              17,045
                                                           --------             -------     -----------            --------
Total cost of revenues                                        8,669               9,574          17,378              19,010
                                                           --------             -------     -----------            --------

Gross profit:
 Licenses                                                     7,452              10,882          13,897              22,029
 Services and maintenance                                     6,319               6,050          12,869              12,990
                                                           --------             -------     -----------            --------
Total gross profit                                           13,771              16,932          26,766              35,019
                                                           --------             -------     -----------            --------
Operating expenses:
 Sales and marketing                                         10,354              10,732          18,981              22,877
 Research and development                                     6,319               6,476          12,229              12,509
 General and administrative                                   3,436               3,893           6,850               7,399
 Amortization of purchased product rights                       284                 284             568                 568
 Impairment of purchased product rights                       1,134                   -           1,134                   -
 Restructuring charges                                       11,390              (1,079)         11,390              (1,079)
                                                           --------             -------     -----------            --------
Total operating expenses                                     32,917              20,306          51,152              42,274
                                                           --------             -------     -----------            --------
(Loss) from operations                                      (19,146)             (3,374)        (24,386)             (7,255)
                                                           --------             -------     -----------            --------
Other income (expense):
 Interest income                                                502                 816           1,032               1,750
 Foreign exchange loss                                         (239)               (208)           (280)               (210)
 Loss from equity investment                                   (133)               (370)           (238)               (370)
 Write-down of long-term strategic investments               (2,780)             (1,238)         (2,780)             (1,238)
                                                           --------             -------     -----------            --------
Total other income (expense)                                 (2,650)             (1,000)         (2,266)                (68)
                                                           --------             -------     -----------            --------
(Loss) before income taxes                                  (21,796)             (4,374)        (26,652)             (7,323)
Provision for income taxes                                      146                 400             320                 795
                                                           --------             -------     -----------            --------
Net (loss)                                                 $(21,942)            $(4,774)       $(26,972)           $ (8,118)
                                                           ========             =======     ===========            ========

Weighted average common shares used
 Basic                                                        63,401             65,102          63,697          64,932
 Diluted                                                      63,401             65,102          63,697          64,932
Net (loss) per share
 Basic                                                        ($0.35)            ($0.07)         ($0.42)          ($0.13)
 Diluted                                                      ($0.35)            ($0.07)         ($0.42)          ($0.13)



                                  ENTRUST, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                 JUN 30,                    DEC 31,
                                                                                   2003                      2002
                                                                            -----------------           -----------------
                                                                               (UNAUDITED)
ASSETS

  Cash and marketable investments                                               $ 119,048                  $ 131,446
  Accounts receivable, net of allowance for doubtful accounts                      17,022                     22,323
  Other current assets                                                              4,506                      4,500
  Property and equipment, net                                                      11,361                     12,795
  Purchased product rights, net                                                       -                        1,702
  Goodwill and other purchased intangibles, net                                    11,186                     11,186
  Long-term equity investment                                                       1,026                      1,264
  Other long-term assets, net                                                       1,610                      4,355
                                                                                ---------                  ---------

    TOTAL ASSETS                                                                $ 165,759                  $ 189,571
                                                                                =========                  =========


LIABILITIES AND SHAREHOLDERS' EQUITY

  Accounts payable and accruals                                                 $  16,727                  $  21,766
  Accrued restructuring charges                                                    39,724                     33,166
  Deferred revenue                                                                 20,408                     16,547
  Long-term liabilities                                                               225                        227
                                                                                ---------                  ---------

    TOTAL LIABILITIES                                                              77,084                     71,706

  Shareholders' equity                                                             88,675                    117,865
                                                                                ---------                  ---------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $ 165,759                  $ 189,571
                                                                                =========                  =========
